SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2014

_______________

DIXIE FOODS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

_______________

Florida	000-54536	80-0608195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

115 N.E. 6TH BLVD

WILLISTON, FL 32696

(Address of principal executive offices)

(800) 366-5174

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01  Entry into a Material Definitive Agreement.

Reference is made to that certain Agreement of Share Purchase and Sale of Assets (the “Sale Agreement”) dated April 13, 2014, by and among Dixie Foods International, Inc. (the “Company”) and KCI Investments, LLC, a Nevada limited liability company (“KCI”), Robert E. Jordan, the president, chief executive officer and significant shareholder of the Company (the “Sellers’ Representative”), and certain other shareholders of Dixie (the “Sellers”), and Joel Bernstein as escrow agent, the entry of which was previously reported by the Company in its Form 8-K filed on April 16, 2014.

On May 15, 2014, the parties to the Sale Agreement and KCI Holding 1, LLC, a Nevada Limited Liability Company (the “Parent”), entered into an Amendment to Agreement of Share Purchase and Sale of Assets to modify certain terms of the Sale Agreement (the “Amendment”). The Amendment provides for, among other things, the addition of Parent, which is the sole member and owner of 100% of the outstanding membership interests of KCI, as a party to the transaction. In addition, the Amendment modified the transaction from the acquisition by the Company of the business and substantially all of the assets of KCI in exchange for 34,508,975 shares of newly issued common stock of the Company to the acquisition by the Company of all of the issued and outstanding membership interests of KCI from Parent in exchange for that number of newly issued shares of Company common stock that equal to 96% of all of the Company’s issued and outstanding common stock upon closing. Furthermore, the Amendment provided that Robert Jordan shall sell an additional 400,000 shares of restricted Company common stock to Parent. The Amendment also provided that the closing shall occur no later than June 3, 2014. Finally, the Amendment added Parent as a party also making the representations and warranties as well as certain duties and obligations previously made by KCI, jointly and severally.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report:

Exhibit 10.1	Amendment to Agreement of Share Purchase and Sale of Assets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIXIE FOODS INTERNATIONAL, INC.

Dated: May 19, 2014	/s/ Robert E. Jordan
Robert E. Jordan
President and Chief Executive Officer